FOR IMMEDIATE RELEASE

           VERITEC RECEIVES ADVERSE DECISION IN MITSUBISHI ARBITRATION

           GOLDEN VALLEY, MINNESOTA, FEBRUARY 16, 2005 - VERITEC, INC.
                                 (NASDAQ - VRTC)

         Veritec Inc., the Minneapolis based producer of the Vericode(R) two dimensional barcode system, announced today that it had received notice from the International Court of Arbitration of an award in its arbitration dispute with Mitsubishi Corporation. The arbitration panel dismissed all of Veritec's claims against Mitsubishi arising out of a series of agreements dating back to the early 90's and awarded Mitsubishi a total of approximately $8.1 million in compensatory damages, attorneys fees and costs based on findings that Veritec had breached a 1996 agreement between the parties and infringed a Mitsubishi copyright on its error detection and correction functionality software ("EDAC"). EDAC is used in the Veritec's software that writes and reads the Vericode(R) symbol. In addition, the arbitration panel enjoined Veritec from further violations of the Mitsubishi EDAC copyright.

         "We are shocked and dismayed over the arbitration ruling," stated Veritec CEO, Van Tran. "However, to assure that Veritec could continue in operation in the event of a ruling of this nature, we have, over the last several months, developed a new, improved EDAC that is unique, more efficient, modern and entirely independent of the current Mitsubishi copyrighted EDAC software. All of Veritec software sold from this point forward for use to write and to read the Vericode(R) symbol will contain the new EDAC, and we expect to replace the EDAC in existing software as soon as possible."

         Ms. Van Tran stated, "However, Veritec does not currently have resources available to pay the cash portion of the arbitration award and will be considering all of its alternatives." She added, "Veritec's operations had been improving with new alliance partners and additional distributors to open new markets worldwide, but this award is a major setback. We remain hopeful that we will be able to satisfy the award or reach an accommodation without significant adverse consequences to our business, but at this point we can have no assurance that this will be possible."

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "intends", "anticipates", or "plans" to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Veritec, Inc.
2445 Winnetka Ave. N.
Golden Valley, MN  55427
(763) 253-2670 - Phone
(763) 253-0503 - Fax
www.veritecinc.com